American Public Education Reports Fourth Quarter and Full Year 2018 Results

CHARLES TOWN, W.Va., March 12, 2019 /PRNewswire/ -- American Public Education, Inc. (Nasdaq: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing (HCN) – announced financial results for the quarter and twelve months ended December 31, 2018.

Selected Financial Data:

  Net income for the fourth quarter of 2018 increased by 8% to $9.1 million, or $0.55 per diluted share, compared to net income of $8.4 million, or $0.51 per diluted share, in the same period of 2017.

  Fourth quarter 2018 consolidated revenue decreased by 1% to $76.9 million, compared to $78.1 million in the same period of 2017.

Registrations and Enrollment:

  Net course registrations at APUS declined 1% year-over-year in the fourth quarter of 2018. Net course registrations by new students decreased by less than 1% year-over-year in the fourth quarter of 2018.1

  As of December 31, 2018, APUS student enrollment decreased 2% to 81,400 students, compared to the prior year. 2

  For the three months ended December 31, 2018, total student enrollment at HCN was flat year-over-year and new student enrollment decreased by 4% year-over-year.3

Financial Results:

Total consolidated revenue for the fourth quarter of 2018 decreased by 1% to $76.9 million, compared to total revenue of $78.1 million in the fourth quarter of 2017. Consolidated income from operations before interest income and income taxes in the fourth quarter of 2018 decreased to $11.4 million, compared to consolidated income from operations before interest income and income taxes of $12.6 million in the fourth quarter of 2017. Net income for the fourth quarter of 2018 increased to $9.1 million, or $0.55 per diluted share, compared to net income of $8.4 million, or $0.51 per diluted share for the fourth quarter of 2017. The weighted average diluted shares outstanding for the fourth quarters of 2018 and 2017 were approximately 16.7 million and 16.5 million, respectively.

For the twelve months ended December 31, 2018, total consolidated revenue was approximately $297.7 million, compared to $299.2 million in the prior year period. Consolidated income from operations before interest income and income taxes for the twelve months ended December 31, 2018 was $32.5 million, compared to $34.9 million in the prior year period. Net income for the twelve months ended December 31, 2018 was $25.6 million, or $1.54 per diluted share, compared to net income of $21.1 million, or $1.29 per diluted share, in the prior year period. The weighted average diluted shares outstanding for the twelve months ended December 31, 2018 and 2017 were approximately 16.6 million and 16.4 million, respectively.

Adjusted net income for the twelve months ended December 31, 2018 was $26.9 million, or $1.62 per diluted share. Adjusted net income for the twelve months ended December 31, 2018 excludes approximately $1.7 million in pre-tax expenses associated with the voluntary reduction in force program announced on March 12, 2018 as well as the applicable tax effect of the adjustment. The workforce reduction was substantially completed on April 1, 2018. For additional information regarding adjusted net income (a non-GAAP measure), please refer to "GAAP to Adjusted Net Income Reconciliation" in the financial tables that follow.

Total cash and cash equivalents as of December 31, 2018 were approximately $212.1 million, compared to $179.2 million as of December 31, 2017. Capital expenditures were approximately $9.4 million for the twelve months ended December 31, 2018, compared to $14.8 million in the prior year period. Depreciation and amortization was $17.5 million for the twelve months ended December 31, 2018, compared to $18.8 million in the prior year period.

Registrations and Enrollment:

American Public University System[1]
For the three months ended December 31,	2018	2017	% Change
Net Course Registrations by New Students	9,800	9,900	-1%
Net Course Registrations	79,400	80,300	-1%

American Public University System[1]
For the twelve months ended December 31,	2018	2017	% Change
Net Course Registrations by New Students	40,100	41,600	-4%
Net Course Registrations	320,300	325,100	-1%

As of December 31,
APUS Student Enrollment[2]	81,400	83,400	-2%

Hondros College of Nursing[3]
For the three months ended December 31,	2018	2017	% Change
New Student Enrollment	660	690	-4%
Total Student Enrollment	2,110	2,110	0%

1APUS Net Course Registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.

2APUS StudentEnrollment represents the number of unique active students, including those who take an approved leave of absence for up to two years, who have reached the eighth day of their first course or who have completed at least one course within the last 12 months for which a grade was received.

3HCNStudent Enrollment represents the total number of students enrolled in a course after the date by which students may drop a course without financial penalty.

First Quarter 2019 Outlook:

The following statements are based on American Public Education's current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law.

American Public Education anticipates a change in first quarter 2019 consolidated revenues of between a 5% decrease and flat year-over-year. The Company expects consolidated net income of between $0.29 and $0.34 per diluted share in the first quarter of 2019. Consolidated net income per share includes approximately $1.5 million pre-tax in professional fees associated with an acquisition that the Company is currently evaluating.

American Public Education also expects the following results from its subsidiaries in the first quarter of 2019:

  At APUS, net course registrations increased by approximately 1% year-over-year and net course registrations by new students increased by approximately 8% year-over-year.1
  At HCN, total student enrollment decreased approximately 15% year-over-year and new student enrollment decreased by approximately 30% year-over-year for the three months ended March 31, 2018 (Winter 2018).3 HCN revenues are expected to be approximately 10% of APEI's consolidated revenues in the first quarter of 2019.

Non-GAAP Financial Measure ("Adjusted Net Income"):

This press release contains the non-GAAP financial measure of adjusted net income for the twelve months ended December 31, 2018, which excludes certain pre-tax expenses associated with the voluntary reduction in force program announced on March 12, 2018 as well as the applicable tax effect of the adjustment. American Public Education believes that the use of adjusted net income is useful because it allows investors to better compare results to prior year periods.

This non-GAAP measure should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of adjusted net income is that it excludes expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

American Public Education is presenting adjusted net income in connection with its GAAP results and urges investors to review the reconciliation of adjusted net income to the comparable GAAP financial measures that is included in the tables following this press release (under the caption "GAAP to Adjusted Net Income Reconciliation") and not to rely on any single financial measure to evaluate its business.

Webcast:

A live webcast of the Company's fourth quarter and full year 2018 earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.apei.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education
American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 80,000 adult learners worldwide and offer more than 200 degree and certificate programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit www.apei.com.

Forward Looking Statements
Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, expected earnings, and plans with respect to recent, current and future initiatives, investments and partnerships. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2018	2017

Revenues	$76,930	$78,085
Costs and expenses:
Instructional costs and services	28,441	28,648
Selling and promotional	14,038	14,252
General and administrative	18,676	17,399
Loss on disposals of long-lived assets	—	535
Depreciation and amortization	4,343	4,616
Total costs and expenses	65,498	65,450

Income from operations before
interest income and income taxes	11,432	12,635
Interest income, net	987	142
Income before income taxes	12,419	12,777

Income tax expense	3,294	1,825
Equity investment income (loss)	(32)	(2,535)
Net income	$9,093	$8,417

Net income per common share:
Basic	$0.55	$0.52
Diluted	$0.55	$0.51

Weighted average number of
common shares:
Basic	16,424	16,267
Diluted	16,656	16,466

	Three Months Ended
Segment Information:	December 31,
	2018	2017
Revenues:
American Public Education, Inc.	$66,853	$67,928
Hondros College of Nursing	$10,077	$10,157
Income from operations before
interest income and income taxes:
American Public Education, Inc.	$10,030	$10,428
Hondros College of Nursing	$1,402	$2,207

	Twelve Months Ended
	December 31,
	2018	2017

Revenues	$297,687	$299,248
Costs and expenses:
Instructional costs and services	115,280	116,161
Selling and promotional	57,042	58,335
General and administrative	74,456	69,024
Loss on disposals of long-lived assets	882	2,093
Depreciation and amortization	17,501	18,776
Total costs and expenses	265,161	264,389

Income from operations before
interest income and income taxes	32,526	34,859
Interest income, net	2,915	185
Income before income taxes	35,441	35,044

Income tax expense	9,287	11,493
Equity investment income (loss)	(515)	(2,430)
Net income	$25,639	$21,121

Net income per common share:
Basic	$1.56	$1.30
Diluted	$1.54	$1.29

Weighted average number of
common shares:
Basic	16,404	16,236
Diluted	16,634	16,380

	Twelve Months Ended
Segment Information:	December 31,
	2018	2017
Revenues:
American Public Education, Inc.	$260,062	$265,246
Hondros College of Nursing	$37,625	$34,002
Income from operations before
interest income and income taxes:
American Public Education, Inc.	$28,561	$30,873
Hondros College of Nursing	$3,965	$3,986

GAAP to Adjusted Net Income Reconciliation:
The following table sets forth the reconciliation of the Company's reported GAAP net income to the calculation of adjusted net income for the twelve months ended December 31, 2018 and 2017:

(In thousands, except per share data)

Twelve Months Ended December 31,
2018			2017
$		Per Share	$	Per Share

Net income:	$25,639	$1.54	$21,121	$1.29
Add adjustments:
Voluntary reduction in force expenses	1,714	0.10	—	—
Tax effect of non-GAAP adjustment	(447)	(0.02)	—	—
Adjusted net income:	$26,906	$1.62	$21,121	$1.29

Weighted average number of diluted
common shares outstanding:		16,634	16,380

CONTACT: Richard W. Sunderland, Jr., CPA, Executive Vice President and Chief Financial Officer, 304.885.5371; Christopher L. Symanoskie, IRC, Vice President, Investor Relations, 703.334.3880